                                  EXHIBIT 10.2




                            ASSET PURCHASE AGREEMENT



                                  dated as of


                                 June 12, 1996


                                 by and between


                       ASSOCIATES COMMERCIAL CORPORATION


                                      and


                            USL CAPITAL CORPORATION

                               TABLE OF CONTENTS


ARTICLE I
                                                                   DEFINITIONS  . . . . . . . . . . . . . .    1
     1.1   General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2   Specific Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II
                                                         PURCHASE AND SALE OF ASSETS AND
                                                            ASSUMPTION OF LIABILITIES . . . . . . . . . . .   12
     2.1   Purchase and Sale of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.2   Assumption of Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.3   Purchase Price and Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.4   Amount Payable at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     2.5   Procedure to Reconcile Change in Net Assets Sold   . . . . . . . . . . . . . . . . . . . . . . .   13
     2.6   Final Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE III
                                                                     CLOSING  . . . . . . . . . . . . . . .   17
     3.1   Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     3.2   Items to be Delivered at the Closing By Seller . . . . . . . . . . . . . . . . . . . . . . . . .   17
     3.3   Items to be Delivered at the Closing by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .   18
     3.4   Removal of Books and Records; No Access to Seller's Premises   . . . . . . . . . . . . . . . . .   19

ARTICLE IV
                                                    REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . .   19
     4.1   Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     4.2   Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.3   Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.4   Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.5   Authorization; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.6   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.7   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.8   Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.9   Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.10  No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.12  Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.13  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.14  Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.15  Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.16  Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.17  Consumer Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.18  Real Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.19  Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.20  No Labor Disputes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.21  No Collective Bargaining Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

     4.22  Bonus and Similar Plans or Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.23  Effect of Sale Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.24  Managed Vehicles.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE V
                                                     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . .   26
     5.1   Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     5.2   Authorization; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     5.3   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     5.4   No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     5.5   WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     5.6   Disclaimer of Certain Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .   28
     5.7   Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE VI
                                                                INTERIM COVENANTS . . . . . . . . . . . . .   28
     6.1   Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     6.2   Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     6.3   Permits and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     6.4   Government Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     6.5   Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE VII
                                                         ADDITIONAL CONTINUING COVENANTS  . . . . . . . . .   31
     7.1   Seller's Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.2   Insurance; Indemnity Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.3   Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.4   Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     7.5   Apportionment; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     7.6   Use of Excluded Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     7.7   Liens on Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     7.8   Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     7.9   Executive, Management and Sales Car Lease Programs . . . . . . . . . . . . . . . . . . . . . . .   39
     7.10  Litigation Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE VIII
                                                         GENERAL CONDITIONS OF PURCHASE   . . . . . . . . .   40
     8.1   No Orders; Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     8.2   Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     8.3   Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE IX
                                                       CONDITIONS TO OBLIGATIONS OF BUYER   . . . . . . . .   41
     9.1   Representations and Warranties and Covenants of Seller   . . . . . . . . . . . . . . . . . . . .   41
     9.2   No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     9.3   Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     9.4   Fairness Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE X
                                                       CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . .   42
     10.1   Representations and Warranties and Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XI
                                                      TERMINATION OF OBLIGATIONS; SURVIVAL  . . . . . . . . .   42
     11.1   Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     11.3   Survival of Representations and Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .   43

ARTICLE XII
                                                                 INDEMNIFICATION  . . . . . . . . . . . . . .   44
     12.1   Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     12.2   Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     12.3   Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     12.4   Mitigation; Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     12.5   Remedies Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

ARTICLE XIII
                                                                   TAX MATTERS  . . . . . . . . . . . . . . .   47
     13.1   Allocation of Tax Liabilities; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .   47
     13.2   Tax Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.3   Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.4   Returns and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.5   Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     13.6   Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     13.7   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     13.8   Transfer, Use and Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE XIV
                                                            PUBLICITY/CONFIDENTIALITY . . . . . . . . . . . .   51
     14.1   Publicity and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     14.2   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

ARTICLE XV
                                                                     GENERAL  . . . . . . . . . . . . . . . .   52
     15.1   Amendments; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     15.2   Exhibits and Schedules; Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     15.3   Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     15.4   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     15.5   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     15.6   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     15.7   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     15.8   Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     15.9   Performance by Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     15.10  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     15.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
     15.12  Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
     15.13  Representation By Counsel; Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

     15.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     15.15  Dispute Resolution; Agreement to Arbitrate  . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     15.16  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57



                                    EXHIBITS

A                         Initial Statement of Net Assets Sold
B                         Bill of Sale and Assignment
C                         Services Agreement
D                         Lease Assignment and Assumption Agreement
E                         Trademark Assignment and Assumption
                           Agreement
F                         Assumption Agreement
G                         Executive, Management and Sales Car Lease
                           Programs
H                         Limited Power of Attorney
I                         Ford Guaranty
J                         Associates Corporation of North America Guaranty
K                         USFLI Assumption Agreement


                                   SCHEDULES

Disclosure Schedule

1.2(a)                    Assumed Contracts (Other Than Fleet Services Contracts and Facility Leases)
1.2(b)                    Certain Matters Relating to USFLI
1.2(c)                    Employees
1.2(d)                    Facility Leases
1.2(e)                    Fleet Services Transactions
1.2(f)                    Incentive Compensation Plans
1.2(g)                    Intangible Property
1.2(h)                    Furniture, Fixtures and Equipment
1.2(i)                    Severance Plans
1.2(j)                    Vehicles
2.3(a)                    Base Cash Portion
4.1                       Directors and Executive Officers of
                           USFLI
4.3(b)                    List of Fleet Services Form Contracts
4.5                       Seller Approvals and Permits
4.7                       Insurance
4.9                       Customers with Hazardous Materials Addenda
4.13                      Permits
4.19                      Litigation
5.2                       Buyer Approvals and Permits
6.2                       Approved Transactions
7.2                       Continuing Insurance
7.3(h)                    Vested Retiree Medical Benefits

                            ASSET PURCHASE AGREEMENT


              This ASSET PURCHASE AGREEMENT dated as of June 12, 1996 by and between ASSOCIATES COMMERCIAL CORPORATION, a Delaware corporation ("Buyer") and USL CAPITAL CORPORATION, a Delaware corporation ("Seller").

                              W I T N E S S E T H

              WHEREAS, Seller desires to sell substantially all of the assets of Seller's fleet services division to Buyer, and Buyer desires to purchase such assets and assume certain related liabilities, all on the terms and conditions set forth in this Agreement.

              NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

              1.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

              (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

              (b) all references in this Agreement to designated "Articles," "Sections" and other subdivisions and to "Exhibits" and "Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and schedules to this Agreement;

              (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

              (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

              1.2 Specific Provisions. As used in this Agreement the following definitions shall apply:

              "Accounts Receivable" means (a) all of Seller's or USFLI's, as appropriate, accounts receivable due and payable under any Fleet Services Contract, (b) all rebates or other credits due and payable to Seller or USFLI from any manufacturer in connection with any acquisition of any Vehicles, (c) all rebates or other credits due and payable to Seller or USFLI from any Vehicle service vendor, and (d) all of Seller's or USFLI's, as appropriate, accounts receivable due and payable under any of the other Purchased Assets, in each instance as of the date hereof, together with any additions thereto and subject to any reductions therefrom arising in the ordinary course after the date hereof through and until the Closing Date.

              "Action" means any action, complaint, counterclaim, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

              "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, however, that (i) Associates First Capital Corporation and Persons controlled by it shall not be considered Affiliates of Seller, and (ii) Seller and Persons controlled by it shall not be considered Affiliates of Buyer.

              "Agreed Accounting Principles" means:

              (a) the generally accepted accounting principles, policies and practices in the United States applied by Seller in the preparation of Seller's audited financial statements as of and for the year ended December 31, 1995, without regard to whether with respect to any matter there is more than one generally accepted accounting principle, or generally accepted accounting principles would permit or allow for more than one treatment or approach;

              (b) that the generally accepted accounting principles, policies and practices consistently applied by Seller shall prevail with respect to all accounts, including, but not limited to, those principles, policies and practices of Seller relating to residual values and annual residual review procedures; and

              (c) that any provision for credit loss reserves shall be disregarded.

              "Agreed Adjustments" is defined in Section 2.5(b).

              "Agreed Rate" means, as of the date of any payment of interest to be made by reference thereto, the interest rate per annum established on such date by Citibank, N.A. as its "prime" rate, or, if that rate is no longer established or published, a comparable interest rate, in each case, calculated on the basis of actual days elapsed and a 365-day year.

              "Agreement" means this Agreement by and between Buyer and Seller as amended or supplemented together with all Exhibits and Schedules hereto.

              "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

              "Assigned Assets and Liabilities" is defined in Section 15.5(b).

              "Assignee" is defined in Section 15.5(b).

              "Assumed Contracts" means the Fleet Services Contracts, the Facility Leases, the Contracts listed on Schedule 1.2(a) (commitments to purchase new Vehicles being listed on Schedule 1.2(a) as of June 4, 1996 and subject to changes in the ordinary course of business through the date hereof) and the Contracts listed on Schedule 7.2.

              "Assumed Liabilities" means Liabilities:

     (i) reflected in the calculation of Closing Date Net Assets Sold, as adjusted pursuant to Section 2.5, or

     (ii) arising under, accruing or relating to periods, events or circumstances on or after the Closing Date which arise under, relate to or are in connection with the Purchased Assets, or the ownership, use, possession, enjoyment or operation thereof and, provided, however, Assumed Liabilities shall not include (a) any Liabilities of USFLI other than those related to the USFLI Assets arising under, accruing or relating to periods, events or circumstances after the Closing Date, (b) any Losses related to the Litigation listed on Schedule 4.19, (c) any cause of action or claim arising or accruing before the Closing Date regardless of whether an Action thereon was commenced before or after the Closing Date, or (d) any Taxes (whether imposed directly or assessed against the Purchased Assets or the Business) for any taxable period, or portion thereof, ending before the Closing Date (except to the extent reimbursable by customers of the Business), or

     (iii) arising under, accruing or relating to the employment of the Transferred Employees on and after the Closing Date.

              "Audited Change in Purchase Price" is defined in Section 2.5(a).

              "Auditors" means Coopers & Lybrand L.L.P., independent public accountants to Seller.

              "Auditors' Accounting Report" is defined in Section 2.5(a).

              "Base Cash Portion" is defined in Section 2.3(a).

              "Business" means the business of Seller's Fleet Services business unit as conducted as of the date hereof and the business of USFLI that collectively includes but is not limited to (i) the leasing of automobiles and trucks, (ii) providing fleet management services to the owners and operators of automobiles and trucks that include, without limitation, maintenance management, insurance services and license and title management services, (iii) providing automobile and truck purchase and disposal services, and (iv) providing universal fuel credit card services.

              "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York, New York or Chicago, Illinois generally are authorized or required by law or executive order to close.

              "Buyer's Defined Contribution Plan" is Buyer's defined contribution employee benefit plan, which is intended to be qualified under Code Sections 401(a) and 401(k).

              "Change in Earning Assets" means (i) the ending balance shown on the line entitled "Subtotal-Earning Assets" on the Closing Date Statement of Net Assets, excluding, however, any assets repurchased from USLI Fleet Financing, Inc., minus (ii) the ending balance shown on the line entitled "Subtotal-Earning Assets" on the Initial Statement of Net Assets Sold.

              "Change in Net Assets Sold" means the sum of (i) the Closing Date Net Assets Sold minus (ii) the Year End Net Assets Sold.

              "Change in Purchase Price" means (i) 0.1379 multiplied by the Change in Earning Assets, plus (ii) the Change in Net Assets Sold.

              "Closing" means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

              "Closing Date" means the date of the Closing.

              "Closing Date Net Assets Sold" means Net Assets Sold as of the Closing Date.

              "Closing Date Statement of Net Assets Sold" is defined in Section 2.4(c).

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Competitive Business" is defined in Section 7.4.

              "Contract" means any written agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

              "Disclosure Schedule" means the Disclosure Schedule of even date herewith delivered by Seller to Buyer which sets forth certain exceptions to the representations and warranties made by Seller in Article IV.

              "Employee Benefit Plans" means all Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA), Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) and any other employee benefit policies, plans or arrangements maintained by Seller in which the Employees participate.

              "Employees" means those personnel employed by Seller or USFLI in connection with the Business as of the date hereof and designated central services personnel, in each case listed on Schedule 1.2(c) (including any such employees on leave or short-term disability), together with any additions thereto and subject to any reductions therefrom arising in the ordinary course after the date hereof through and until the Closing Date as indicated on the updated Schedule 1.2(c) prepared and delivered to Buyer by Seller pursuant to
Section 7.3(a).

              "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, provided, however, with respect to the Stock, that "Encumbrance" shall not mean any restrictions on transfer generally arising under any applicable federal or state securities Laws.

              "Environmental Laws" means any and all Laws relating to the environment in effect as of the Closing Date.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

              "ERISA Affiliate" means any Person other than Seller or USFLI who is a member of a group which is under common control with Seller who together with Seller is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

              "Estimated Cash Portion" is defined in Section 2.4(a).

              "Estimated Change in Purchase Price" is defined in Section
2.4(b).

              "Estimated Closing Date Statement of Net Assets" is defined in
Section 2.4(b).

              "Estimated Closing Date Net Assets Sold" is defined in Section 2.4(b).

              "Excluded Assets" means any and all assets of any kind or nature of Seller or any Affiliate of Seller other than the Purchased Assets and any assets of USFLI other than the USFLI Assets.

              "Excluded Liabilities" means any and all Liabilities with respect to the Purchased Assets or the USFLI Assets other than the Assumed Liabilities.

              "Facility Leases" means the Contracts providing for Seller's leasehold interest in the premises listed on Schedule 1.2(d).

              "Final Audited Change in Purchase Price" is defined in Section 2.5(c).

              "Fleet Services Contracts" means each Contract to which Seller or USFLI is a party in connection with the transactions of Seller's Fleet Services business unit listed on Schedule 1.2(e) as of May 31, 1996, together with any additions and subtractions in the ordinary course of business to the date hereof and such other similar Contracts that comply with the provisions of Section 6.2; provided, however, that "Fleet Services Contracts" shall not mean any insurance policy, self-insurance arrangement, bond, guaranty or indemnity agreement, or any other Contract listed on Schedule 4.7.

              "Ford" means Ford Motor Company, a Delaware corporation.

              "Ford Holdings" means Ford Holdings, Inc., a Delaware corporation and the parent company of Seller.

              "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

              "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances."

              "Incentive Compensation Plans" means those sales incentive plans of Seller listed on Schedule 1.2(f).

              "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnity under this Agreement.

              "Indemnified Party" means a party entitled to indemnity under this Agreement.

              "Indemnifying Party" means a party obligated to provide indemnity under this Agreement.

              "Initial Statement of Net Assets Sold" means the Initial Statement of Net Assets Sold as of December 31, 1995 set forth as Exhibit A.

              "Insurance Proceeds" means (i) cash proceeds received by Seller or USFLI from any casualty insurance policy insuring any Purchased Asset, USFLI Assets or Assumed Liability against any hazard prior to the Closing, and all of Seller's or USFLI's, as appropriate, rights to receive the same, in each case less (A) any applicable deductible, co-payment or retention payable by Seller or USFLI, and (B) any amounts expended by Seller or USFLI to repair, or mitigate any damage to, any Purchased Asset, USFLI Asset or Assumed Liability, and (ii) to the extent assignable, all rights of Seller or USFLI as loss payee and/or additional insured under the individual insurance policies carried by each lessee of the Vehicles.

              "Intangible Property" means the service marks, trademarks, tradenames and registrations or applications for registration of the foregoing owned and used by Seller or USFLI, as appropriate, and the computer software applications and software licenses used by Seller (other than retail computer software licenses), exclusively in connection with the Business, including, but not limited to, those items listed on Schedule 1.2(g) and, for the avoidance of doubt, excluding the names and marks "USL," "USL Capital," "U.S. Leasing," "Ford," "Ford Motor Company," the Ford "oval," and any derivatives thereof.

              "IRS" means the Internal Revenue Service or any successor entity.

              "Law" means any constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

              "Liabilities" means any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown.

              "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

              "Net Assets Sold" means, as of any date, the book value of the Purchased Assets, net of the Assumed Liabilities, as shown on Seller's books of account as of such date, calculated in accordance with the Agreed Accounting Principles.

              "Order" means any award, decision, decree, injunction, judgment, order, ruling, assessment or writ or verdict entered, issued, made or rendered by any Governmental Entity.

              "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

              "Permitted Encumbrance" means any Encumbrance that:

              (i) is a lien of a landlord, carrier, warehouseman, mechanic, materialman, or any other statutory lien arising in the ordinary course of business;

              (ii) is a lien for Taxes not yet due or being contested in good faith (with Taxes being contested as of the date hereof set forth at Section 4.11 of the Disclosure Schedule);

              (iii) is a right of a customer under a Fleet Services Contract to use any property leased thereunder from Seller or USFLI arising by the terms of any Fleet Services Contract;

              (iv) with respect to the right of Seller or USFLI to use any real property leased to Seller or USFLI, arises by the terms of the applicable Facility Lease;

              (v) is a purchase money security interest arising in the ordinary course of business;

              (vi) with respect to any Assumed Contract other than those specifically mentioned above, arises by the terms of the applicable Assumed Contract.

              "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

              "Prepaid Items" means Seller's or USFLI's prepaid expenses and licenses incurred in connection with the Business as of the date hereof, together with any additions thereto and subject to any reductions therefrom arising in the ordinary course after the date hereof through and until the Closing Date.

              "Purchase Price" is defined in Section 2.3.

              "Purchased Assets" means:

              (i) the Stock, together with the charter documents, franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of USFLI;

              (ii) (A) the Assumed Contracts and (B) Contracts for the purchase by Seller of Vehicles which are to be leased pursuant to Fleet Services Contracts in effect on the Closing Date which satisfy the requirements of
     Section 6.2;

              (iii) the Vehicles (including, but not limited to, Seller's interest as a lienholder);

              (iii) the Accounts Receivable;

              (iv) the Intangible Property;

              (v) all furniture, fixtures and equipment listed on Schedule 1.2(h) hereto and all materials and supplies owned by Seller located at the real property leased to Seller under the Facility Leases or in the possession of any Transferred Employee pursuant to equipment agreements between Seller and such Transferred Employee as described on Schedule 1.2(h);

              (vi) the Prepaid Items;

              (vii) the Security Deposits;

              (viii) all sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and advertising matter, if any, relating to the Business;

              (ix) all books and records relating solely to the Business, except as otherwise provided in Section 3.4;

              (x) all unemployment compensation, workers' compensation and other credits, reserves or deposits with applicable Governmental Entities relating to the Transferred Employees;

              (xi) the Insurance Proceeds;

              (xii) all transferable Permits used by Seller exclusively in connection with the Business;

              (xiii) all other assets reflected in the calculation of Closing Date Net Assets Sold, as adjusted pursuant to Section 2.5; and

              (xiv) any and all proceeds received by Seller from any sale, transfer or other disposition of any of the foregoing consistent with the provisions of Section 6.2.

              "Retirement Plan" means the USL Capital Corporation Retirement
Plan.

              "Security Deposits" means all security deposits and other moneys deposited by customers as prepaid expenses or any prepaid monthly rentals relating to any Vehicle or any Fleet Services Contract.

              "Services Agreement" means an agreement substantially in the of Exhibit C hereto.

              "Severance Plans" means those Employee Benefit Plans of Seller listed on Schedule 1.2(i), as amended through June 7, 1996.

              "Stock" means all of the outstanding capital stock of USFLI.

              "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

              "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any subsidiary.

              "Total Cash Portion" is defined in Section 2.3(a).

              "Transferred Employees" is defined in Section 7.3(a).

              "USFLI" means United States Fleet Leasing, Inc., a California corporation.

              "USFLI Assets" means the following assets of USFLI: (i) all Fleet Services Contracts to which USFLI is a party, (ii) any assets of USFLI which arise under, relate to or are in connection with the items set forth on
Schedule 1.2(b), and (iii) the interest of USFLI, if any, in the Vehicles, Accounts Receivable, Intangible Property, Prepaid Items, Security Deposits, books and records related solely to the Business, Insurance Proceeds, Permits and any and all proceeds received by USFLI from any sale, transfer or other disposition of any of the foregoing.

              "USFLI Balance Sheet" is defined in Section 4.14.

              "Vehicles" means the motor vehicles, forklifts and other ancillary equipment leased to any Person under any Fleet Services Contract, together with any other motor vehicles, forklifts and other ancillary equipment held for remarketing, sale or lease by Seller or USFLI in connection with the Business, together with any additions thereto and subject to any reductions therefrom arising in the ordinary course after the date hereof through and until the Closing Date. All Vehicles under lease as of May 31, 1996 are listed on Schedule 1.2(j).

              "WARN Act" is defined in Section 5.5.

              "Year End Net Assets Sold" means the book value of the Net Assets Sold as of December 31, 1995 as shown on the Initial Statement of Net Assets Sold.

              "1996 Incentive Compensation" is defined in Section 7.3(c).

                                   ARTICLE II
                        PURCHASE AND SALE OF ASSETS AND
                           ASSUMPTION OF LIABILITIES

              2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in, to and under the Purchased Assets. Seller shall not sell or transfer, and Buyer shall not acquire any rights in and to, the Excluded Assets.

              2.2 Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall assume, shall take subject to and shall become liable for the Assumed Liabilities. Buyer shall not assume, shall not take subject to and shall not be liable for the Excluded Liabilities.

              2.3  Purchase Price and Allocation.

              (a) The total purchase price (the "Purchase Price") payable to Seller by Buyer for the Purchased Assets shall consist of:

              (i) $779,146,648 (the "Base Cash Portion" which was determined in the manner set forth on Schedule 2.3(a)); and

              (ii) the Change in Purchase Price (the sum of the Base Cash Portion and the Change in Purchase Price being the "Total Cash Portion").

              (b) The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities as mutually agreed by Buyer and Seller. Buyer and Seller agree that such agreed allocation shall be used, reported and implemented for all federal, state, local and other Tax purposes.

              2.4  Amount Payable at Closing.

              (a) Estimated Cash Portion. Buyer shall pay the Estimated Cash Portion to Seller or Seller's designee at the Closing by wire transfer of funds immediately available in the City of New York. The "Estimated Cash Portion" shall be the sum of:

              (i) the Base Cash Portion; and

              (ii) the Estimated Change in Purchase Price.

              (b) Estimated Change in Net Assets Sold. No later than five days prior to the Closing Date, Seller shall prepare and deliver to Buyer a notice setting forth Seller's good faith estimate of the Closing Date Net Assets Sold (the "Estimated Closing Date Net Assets Sold") and of the Change in Purchase Price (the "Estimated Change in Purchase Price"), together with a schedule setting forth in detail the calculations supporting Seller's computation thereof.

              (c) Closing Date Statement of Net Assets Sold. Not later than 5 Business Days after the Closing Date, Seller shall prepare and deliver to Buyer a statement of Net Assets Sold as of the Closing Date substantially in the form of the Initial Statement of Net Assets Sold prepared in accordance with the Agreed Accounting Principles and the adjustments provided for in Schedule 6.2 and Section 7.3 (such statement, as so prepared, being the "Closing Date Statement of Net Assets Sold").

              2.5  Procedure to Reconcile Change in Net Assets Sold.

              (a) Audit of Closing Date Statement of Net Assets Sold by Auditors. On the first Business Day after the delivery of the Closing Date Statement of Net Assets Sold, Buyer and Seller shall direct the Auditors to conduct an audit in accordance with the standards of the American Institute of Certified Public Accountants, to be completed as promptly as practicable but in any event not later than

45 days thereafter, of the Closing Date Statement of Net Assets Sold and the Estimated Change in Purchase Price, and, upon completion of such audit, to deliver written notice (the "Auditors' Accounting Report") to each of Buyer and Seller setting forth (i) a schedule of all adjustments, if any, to the Closing Date Statement of Net Assets Sold and the Estimated Change in Purchase Price determined by the Auditors to be required under the Agreed Accounting Principles and the adjustments provided for in Schedule 6.2 and Section 7.3 to generate the Closing Date Statement of Net Assets Sold and calculate the Change in Purchase Price hereunder, and (ii) a report stating that in their opinion
(A) the Closing Date Statement of Net Assets Sold, after giving effect to such adjustments, if any, as they believe to be required under the Agreed Accounting Principles and the adjustments for provided in Schedule 6.2 and Section 7.3 and as audited by such firm has been prepared in accordance with the Agreed Accounting Principles and the adjustments provided for in Schedule 6.2 and
Section 7.3 and presents fairly the Closing Date Net Assets Sold in accordance with the Agreed Accounting Principles consistently applied for all relevant periods and the adjustments provided for in Schedule 6.2 and Section 7.3, and
(B) the Change in Purchase Price, after giving effect to such adjustments to the Estimated Change in Purchase Price, if any, as they believe to be required under the Agreed Accounting Principles and the adjustments provided for in
Schedule 6.2 and Section 7.3, has been determined in accordance with the provisions of this Agreement (such Change in Purchase Price as so determined being the "Audited Change in Purchase Price").

              (b) Review by Buyer. Promptly following receipt of the Auditors' Accounting Report, Buyer shall review the same and, as promptly as practicable, but in any event not later than 30 days thereafter, may deliver to Seller a certificate signed by its chief financial officer setting forth its objections to the Auditors' Accounting Report together with a summary of the reasons therefor and calculations supporting such adjustments that, in its view, are necessary to eliminate such objections; provided, however, that Buyer shall only be entitled to lodge objections relating to the Closing Date Statement of Net Assets Sold and shall not be entitled to lodge any objections relating to the Initial Statement of Net Assets Sold, and that, consistent with the terms of the Agreed Accounting Principles, Buyer shall not be entitled to lodge any objection with respect to the accounting treatment in the Closing Date Statement of Net Assets Sold of any item as to which the circumstances giving rise to the basis for such objection arose prior to January 1, 1996. Buyer shall not be entitled to lodge any such objections, and no such certificate may be delivered, unless the objections and the corresponding adjustments provided for in such certificate amount to an increase or decrease in the Audited Change in Purchase Price, in the aggregate, of not less than $1.0 million. In the event Buyer does not so object within such 30-day period, the Audited Change in Purchase Price set forth in the Auditors' Accounting Report shall be final and binding as the Change in Purchase Price under this Agreement. In the event Buyer so objects within such 30-day period, Buyer and Seller shall endeavor to resolve by written agreement (the "Agreed Adjustments") any differences as to the Audited Change in Purchase Price and, in the event Seller and Buyer so resolve any such differences, the Audited Change in Purchase Price set forth in the Auditors' Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Change in Purchase Price under this Agreement.

              (c) Audit by Additional Accounting Firm. In the event any objections lodged by Buyer in accordance with Section 2.5(b) above are not resolved by Agreed Adjustments within the 30-day period next following the 30-day period referred to in Section 2.5(b) above, then Buyer and Seller shall jointly select a national accounting firm acceptable to both Buyer and Seller (or, if they cannot agree on such selection, they shall select a national (big-six) accounting firm by lot after eliminating the Auditors and Buyer's independent public accountants) and shall direct the firm so selected (the "Additional Accounting Firm") to conduct, as promptly as practicable, but in any event not later than 45 days after such direction, such audit of the Closing Date Statement of Net Assets Sold and the Change in Purchase Price (each as determined by the Auditors and as set forth in the Auditors' Accounting Report) as they believe to be necessary to resolve the objections (it being understood that under no circumstances shall they be charged with reconsidering or conducting an audit of any elements of the Closing Date Statement of Net Assets Sold or the Audited Change in Purchase Price as to which no objection has been lodged and which do not bear directly on the matters or conclusions objected to), and to deliver a written notice (the "Additional Accounting Report") to each of Buyer and Seller setting forth what adjustments, if any, to the Closing Date Statement of Net Assets Sold and the Audited Change in Purchase Price the Additional Accounting Firm believes to be required under the Agreed Accounting Principles and the adjustments provided for in Schedule 6.2 and Section 7.3 to resolve such objections, and the amount of the Change in Purchase Price after giving effect to such adjustments; provided, however, that the Additional Accounting Report shall not recommend any adjustments whatsoever unless the aggregate net amount of all such adjustments (including both the Auditors' and the Additional

Accounting Firm's adjustments in the aggregate) would result in an increase or decrease in the Audited Change in Purchase Price of not less than $1.0 million (such Audited Change in Purchase Price if and as so adjusted being the "Final Audited Change in Purchase Price"). In such event, the Final Audited Change in Purchase Price shall be final and binding as the Change in Purchase Price under this Agreement.

              (d) Access to Information; Fees and Expenses. The parties hereto shall make available to the Auditors, Buyer, Seller and, if applicable, the Additional Accounting Firm, such books, records and other information (including work papers) as any of them may reasonably request to audit the Closing Date Statement of Net Assets Sold and prepare and review the Auditors' Accounting Report hereunder; provided, however, that under no circumstances shall Seller be required to make available to Buyer Tax Returns filed by any of Seller's Affiliates. The fees and expenses of the Auditors shall be paid 50% by Buyer and 50% by Seller. The fees and expenses of the Additional Accounting Firm, if any, shall be allocated to Buyer in the same proportion as the aggregate dollar amount of adjustments unsuccessfully asserted by Buyer bears to the total dollar amount of adjustments asserted by Buyer.

              (e) Procedure in Event of Qualified Report. If either the Auditors or the Additional Accounting Firm should conclude that it is unable to determine one or more issues or amounts necessary to complete an audit of the Closing Date Statement of Net Assets Sold and the Change in Purchase Price and prepare and deliver the Auditors' Accounting Report or the Additional Accounting Report, it shall promptly so notify Buyer and Seller who shall endeavor to jointly agree on such issue or amount. If Seller and Buyer are unable to reach a written agreement concerning such issue or amount within 30 days after receipt of any such notice, the issue or amount in question shall be determined in accordance with the provisions of Section 15.15. The decision reached pursuant thereto shall be conclusive and binding for purposes of use hereunder by the Auditors or the Additional Accounting Firm, as the case may be.

              2.6 Final Payment of Purchase Price. Promptly, but in any event not later than 5 Business Days, after the final determination of the Change in Net Assets Sold as set forth herein, (i) in the event that the Total Cash Portion exceeds the Estimated Cash Portion, Buyer shall pay to Seller by wire transfer of funds immediately available in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate, or (ii) in the event the

Estimated Cash Portion exceeds the Total Cash Portion, Seller shall pay to Buyer by wire transfer of funds immediately available in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate.

                                  ARTICLE III
                                    CLOSING

              3.1 Closing Date. The Closing shall take place at the offices of O'Melveny & Myers, Embarcadero Center West, 275 Battery Street, San Francisco, California 94111-3305 on the first Business Day of the month following the month during which the last of the conditions specified in Articles VIII (other than Section 8.3), IX or X shall have been satisfied, but if the last such condition is satisfied not more than five Business Days prior to the last Business Day of such month, then on the first Business Day of the second succeeding month, or at such other place or on such other date as Seller and Buyer may agree.

              3.2 Items to be Delivered at the Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

              (a) certificates representing the Stock, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer;

              (b) an executed Bill of Sale and Assignment substantially in the form of Exhibit B;

              (c) an executed Services Agreement;

              (d) with respect to each Fleet Services Contract, an executed letter, in form and substance reasonably satisfactory to Buyer, addressed to the customer thereunder advising such customer of the assignment to and assumption of such Fleet Services Contract by Buyer as of the Closing Date;

              (e) an executed Lease Assignment and Assumption Agreement with respect to each Facility Lease substantially in the form of Exhibit D;

              (f) an executed Trademark Assignment and Assumption Agreement with respect to all Intangible Property that is registered, or as to which registration is pending, with the U.S. Patent and Trademark Office substantially in the form of Exhibit E;

              (g) executed certificates or other instruments of title in respect of any Purchased Asset the ownership of which is as a matter of Law evidenced by such certificate or other instrument of title;

              (h) instruments of transfer in the form customarily used in commercial transactions in the places in which the Purchased Assets which are personal property are located sufficient to transfer to Buyer such Purchased Assets not otherwise transferred to Buyer by the Bill of Sale referred to above;

              (i) such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in, to and under the Purchased Assets;

              (j) all documentation required to exempt Seller from the withholding requirements of Section 1445 of the Code;

              (k) an executed Limited Power of Attorney in the Form of Exhibit H hereto with respect to Vehicles;

              (l) the Purchased Assets, to the extent in Seller's possession;

              (m) any other certificates or other documents referred to herein as then to be delivered by Seller; and

              (n) an executed USFLI Assumption Agreement substantially in the form of Exhibit K hereto, pursuant to USFLI shall assign to Seller or Seller's designee, and Seller or its designee shall assume, all assets and Liabilities of USFLI other than the USFLI Assets.

              3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

              (a) by wire transfer of funds immediately available in the City of New York, the Estimated Cash Portion;

              (b) an executed Assumption Agreement substantially in the form of Exhibit F;

              (c) an executed Services Agreement;

              (d) an executed Lease Assignment and Assumption Agreement with respect to each Facility Lease substantially in the form of Exhibit D;

              (e) an executed Trademark Assignment and Assumption Agreement with respect to all Intangible Property that is registered, or as to which registration is pending, with the U.S. Patent and Trademark Office substantially in the form of Exhibit E;

              (f) such other instruments of assumption necessary or appropriate to transfer to and evidence the assumption by Buyer of all of the Assumed Liabilities, including, but not limited to, such other instruments as may be requested by any creditor or any other Person whose Approval is required to consummate the transactions contemplated by this Agreement; and

              (g) any other certificates or other documents referred to herein as then to be delivered to Buyer.

              3.4 Removal of Books and Records; No Access to Seller's Premises. Within a reasonable period of time after the Closing, Buyer and Seller shall arrange the removal from Seller's premises of all books and records relating solely to the Business; provided, however, Seller shall have no obligation to deliver to Buyer (i) any information, documents or materials required to be kept confidential by applicable Law, including but not limited to employee personnel files, (ii) any privileged attorney-client communications or attorney-work product related to any Excluded Assets or any Excluded Liability, or (iii) any other information documents or materials related solely to any Excluded Assets or Excluded Liabilities. Buyer acknowledges and agrees that, except to the extent of specific arrangements to the contrary under Services Agreement or as otherwise agreed by Buyer and Seller, as of the Closing, Buyer's representatives and Transferred Employees shall be permitted access to Seller's premises only upon reasonable prior notice and for the purpose of retrieving assets of Buyer. Buyer's representatives when on Seller's premises shall observe all rules and regulations of Seller, including those regarding security.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

              Except as otherwise indicated on the Disclosure Schedule, and subject to the provisions of Section 5.6, Seller represents and warrants to Buyer as follows:

              4.1 Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to execute, deliver and consummate the transactions contemplated by this Agreement. USFLI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Seller and USFLI is duly qualified and in good standing to do business in each jurisdiction in which its failure to so qualify might reasonably be expected to have a material adverse effect on its business or properties. Schedule 4.1 correctly lists the current directors and executive officers of USFLI. USFLI is not a registered or reporting company under the Exchange Act. USFLI does not own directly or indirectly capital stock of or other equity interests in any Person.

              4.2 Stock. Seller owns the Stock, beneficially and of record, free and clear of any Encumbrances. At the Closing, Buyer will acquire good and marketable title to and complete ownership of the Stock, free and clear of any Encumbrances, and Seller will deliver certificates representing all of the outstanding shares of Stock. The authorized capital stock of USFLI consists of 625,000 shares of common stock, $.40 par value, of which 2,500 shares are issued and outstanding, and 70,000 shares of preferred stock, $.40 par value, of which no shares are issued or outstanding. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any equity securities of USFLI, or to restructure or recapitalize USFLI. There are no outstanding Contracts of Seller or USFLI to repurchase, redeem or otherwise acquire any equity securities of USFLI. All outstanding equity securities of USFLI are duly authorized, validly issued and outstanding and are fully paid and nonassessable. There are no preemptive rights in respect of any equity securities of USFLI.

              4.3 Assumed Contracts. (a) Each Assumed Contract is legally valid and binding, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Each of Seller and USFLI has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default, or, to Seller's knowledge, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default by Seller or USFLI thereunder, or, to Seller's knowledge, any other party or obligor with respect thereto, has occurred or, assuming that the requisite Approvals set forth on Schedule 4.5 are sought and obtained, as a result of the execution, delivery and performance of this Agreement will occur, except in each case for such as would not have a material adverse effect on the value of the Purchased Assets and the Assumed Liabilities, taken as a whole.

              (b) Each Fleet Services Contract originally made by Seller or USFLI and, to Seller's knowledge, each Fleet Services Contract acquired by Seller or USFLI, arose out of a bona fide transaction and was created in compliance with applicable Laws. Unless a Fleet Services Contract was acquired from another Person, such Contract is substantially in the form of one of Seller's standard forms listed in Schedule 4.3(b) or prior versions thereof.
No understanding or agreement has been reached by Seller or USFLI with a customer or obligor of the Business for any variation of the terms and conditions of any Fleet Services Contract, except as expressly set forth therein. Each Fleet Services Contract constitutes the entire agreement of the parties with respect to the subject matter thereof, except as the same may have been modified in writing or by the custom and practice of the parties thereto in the ordinary course of business, and (iii), except as may arise in the ordinary course of business, no Fleet Services Contract is the subject of any defense, set-off or counterclaim to the payment of the amount of the unpaid balance thereof. To the knowledge of Seller, no customer under a Fleet Services Contract is subject to a pending bankruptcy, receivership, insolvency or other similar proceeding providing for debtors relief.

              4.4 Title. With respect to the Assumed Contracts, Vehicles, Accounts Receivable and other assets included in the Purchased Assets and the USFLI Assets: (a) either Seller or USFLI, as set forth in the records, has either good title to or a perfected first priority security interest in all Vehicles, and good title to all Assumed Contracts and all Contracts included in the USFLI Assets, free and clear of all Encumbrances other than Permitted Encumbrances except, in the case of Vehicles subject to "Self-funded" leases to Automated Data Processing, Inc., liens in its favor. All Fleet Services Contracts which are leases are secured primarily by Vehicles.

              4.5 Authorization; No Conflicts. The execution, delivery and performance by Seller of this Agreement and the agreements set forth as Exhibits hereto to which Seller is or will be a party have been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller and its Affiliates. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance by Seller of this Agreement and the agreements set forth as Exhibits hereto to which Seller is or will be a party will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or any USFLI, (b) result in the imposition of any Encumbrance against any Purchased Asset (except for Permitted Encumbrances), or (c) violate any Law the violation of which would have a material adverse effect on the value of the Purchased Assets and the Assumed Liabilities, taken as a whole. Schedule 4.5 lists, as of the date hereof, all Approvals and Permits required to be obtained by Seller to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement or which a failure by Seller to obtain would permit any third party to terminate any Assumed Contract or Contract to which USFLI is a party, or to accelerate the maturity of any indebtedness which is an Assumed Liability. Except for matters identified on Schedule 4.5 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Seller will not require filing or registration with, or the issuance of any Approval or Permit by, any third party or Governmental Entity, and will not constitute an event that would permit any Person to terminate any Contract which is included in the Purchased Assets or the USFLI Assets or to accelerate the maturity of any indebtedness which is an Assumed Liability.

              4.6 Legal Proceedings. There is no Order or Action pending, or, to the knowledge of Seller, threatened, against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has, or, if determined adversely to the interest of Seller, might reasonably be expected to have, a material adverse effect on the value of the Purchased Assets and the Assumed Liabilities, taken as a whole, or Seller's ability to perform this Agreement.

              4.7 Insurance. Schedule 4.7 lists, as of the date hereof, all insurance policies owned by Seller, and all insurance policies owned, or self-insurance pools administered, by Seller's Affiliates, under which the Purchased Assets or the Assumed Liabilities are insured. All of such insurance policies and such self-insurance arrangements, to the extent the Purchased Assets or the Assumed Liabilities are insured thereby or Seller with respect to the Purchased Assets or the Assumed Liabilities participates therein, are in full force and effect and none of Seller or any of its Affiliates is in default thereunder.

              4.8 Intangible Property. Schedule 1.2(g) lists, as of the date hereof, all items of Intangible Property. Subject, with respect to any Intangible Property identified on Schedule 1.2(g) as licensed to Seller, to the terms of the applicable license agreements, Seller owns or has rights to use all of the Intangible Property and does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Seller has not received any notice to the effect that the Intangible Property or any use by Seller of the same conflicts with or infringes or allegedly conflicts with or infringes the rights of any Person.

              4.9 Compliance with Law. Seller, with respect to the Purchased Assets and the Assumed Liabilities, and USFLI have conducted their respective Businesses in all material respects in accordance with applicable Law. To Seller's knowledge, (i) except as permitted by the terms of the "Hazardous Materials Addendum" to the Fleet Services Contracts listed on Schedule 4.9, no lessee of Seller is permitted to transport or store any Hazardous Substance in any Vehicle, and (ii) there has not been any generation, use, transportation, treatment, storage, spillage, discharge, release or disposal of any Hazardous Substance in connection with Seller's or USFLI's ownership, use or control of the Purchased Assets, the Assumed Liabilities or the USFLI Assets in violation of any Environmental Law which has created any material liability of Seller or USFLI. Neither Seller nor USFLI has received any written communication from a Governmental Entity that alleges that Seller or USFLI is not in compliance with any applicable Law with respect to the Business, the Purchased Assets, the USFLI Assets or the Assumed Liabilities nor, to Seller's knowledge, is Seller or USFLI under investigation or review by any Governmental Entity with respect to the Business, the Purchased Assets, the USFLI Assets or the Assumed Liabilities.

              4.10 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions except for J.P. Morgan Securities Inc., as to which Seller shall have full responsibility and Buyer shall have no liability.

              4.11 Taxes. (a) Seller has paid all Taxes the nonpayment of which would result in any Encumbrance on any of the Purchased Assets or the USFLI Assets except Permitted Encumbrances; (b) all Tax Returns that are required to be filed by or with respect to USFLI on or before the Closing Date have been or will be duly filed (all such returns being accurate and complete);
(c) all Taxes shown as due on the Tax Returns referred to in clause (b) have been paid or will be paid in full; (d) as of the date hereof, no issues relating to USFLI that have been raised by the IRS or any other taxing authority in connection with the examination of any of the Tax Returns referred to in clause (b) are pending; and (e) USFLI is not currently a party to any tax sharing agreement or arrangement.

              4.12 Retirement Plan. To Seller's knowledge, the Retirement Plan is in substantial compliance with ERISA and the Code. The Retirement Plan has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances likely to result in revocation of such favorable determination letter. No Employee Benefit Plan of which Seller is or has been a sponsor or to which it contributes or has contributed is subject to the requirements of Title IV of ERISA.

              4.13 Permits. Schedule 4.13 lists, as of June 3, 1996, all Permits required for Seller and USFLI to carry on the Business as conducted at such date, the absence of which could reasonably be expected to have a material adverse affect on the Business, the Purchased Assets or the Assumed Liabilities.

              4.14  Financial Statements.

              (a) Seller has delivered to the Buyer a true and correct copy of the Initial Statement of Net Assets Sold. The Initial Statement of Net Assets Sold was prepared in accordance with the Agreed Accounting Principles and presents fairly in all material respects the assets and liabilities of the Business as at December 31, 1995, except as noted therein and subject to the absence of footnotes.

              (b) Seller has delivered to the Buyer a true and correct copy of the balance sheet of USFLI as at December 31, 1995 (the "USFLI Balance Sheet"). The USFLI Balance Sheet presents fairly in all material respects the assets and liabilities of USFLI as at such date, except as noted therein and subject to the absence of footnotes.

              4.15 Absence of Certain Changes. Since December 31, 1995 to the date hereof:

              (a) Seller and USFLI have conducted the Business only in the ordinary and usual course, consistent with past management practices, including its credit, collection, control of delinquencies and other policies and practices relating to the Fleet Services Contracts and the conduct of its businesses generally.

              (b) There has not been, occurred or arisen any change in or event affecting the Business, the Purchased Assets or the assets of USFLI that has had or would have a material adverse effect on the value thereof, taken as a whole, except for changes affecting generally the fleet leasing or financing industries as a whole, including, but not limited to, changes in or affecting interest rates, securities markets, applicable Laws or comparable events.

              4.16 Records. The customer files, accounting records and stored computer data relating to or connected with the Purchased Assets, Assumed Liabilities and the USFLI Assets, including the Fleet Services Contracts and Vehicles, are true and correct in all material respects and accurately reflect the information set forth therein, including the amount of the Account Receivable, the status thereof and all transactions relating thereto, all reserves, holdbacks, deposits or other sums due and owing by Seller or USFLI to others with respect thereto, and all payments, credits and adjustments required to be applied to the balance thereof.

              4.17 Consumer Leases. None of the Fleet Services Contracts are leases to lessees who are individuals.

              4.18  Real Property.  USFLI does not own any real property.

              4.19 Litigation. Schedule 4.19 sets forth a list, as of May 31, 1996, of all pending and, to the knowledge of Seller, threatened lawsuits or claims with respect to the Business, the Purchased Assets, the Assumed Liabilities or the USFLI Assets, which (a) involves a claim by Seller or USFLI of more than $250,000 or a claim against Seller or USFLI of an unspecified amount or for more than $50,000, (b) seeks any injunctive relief or (c) relates to the transactions contemplated by this Agreement.

              4.20 No Labor Disputes. In each case with respect to the Business, (i) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened; (ii) no attempt to organize any group or all of the Employees has been made or, to Seller's knowledge, proposed; (iii) no agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; and (iv) in the past three years there has not been any work stoppage.

              4.21 No Collective Bargaining Agreement. Seller is not now, and the consummation of the transactions contemplated by this Agreement will not cause, Seller or Buyer to become bound by, obligated under or responsible for any labor contract, collective bargaining agreement, consent decree, or conciliation agreement relating to employment of the Employees.

              4.22 Bonus and Similar Plans or Obligations. Except for Liability assumed by Buyer pursuant to Section 7.3, Seller is not a party to or subject to or directly or indirectly liable under: (i) any incentive, bonus, or commission plan or similar arrangement or understanding for the benefit of one or more of the Employees, or (ii) any management, consulting, deferred compensation, severance, termination or employment Contract with any Person, any of which in any event could result in a liability of or material obligation against Buyer under such Contract with respect to any Employees (including, but not limited to, the Transferred Employees).

              4.23 Effect of Sale Transaction. Except for Liability assumed by Buyer pursuant to Section 7.3, no Employee shall be entitled to any severance pay or retention bonus from Buyer solely as a result of the consummation of the transactions contemplated hereby.

              4.24 Managed Vehicles. Schedule 1.2(e) identifies the Fleet Services Contracts pursuant to which Seller manages motor vehicles for customers, and the number of motor vehicles, as of May 31, 1996, being managed by Seller thereunder.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as follows:

              5.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has all necessary corporate power and authority to execute, deliver and consummate the transactions contemplated by this Agreement. Buyer is duly qualified and in good standing to do business in each jurisdiction in which its failure to so qualify might reasonably be expected to have a material adverse effect on its business or properties.

              5.2 Authorization; No Conflicts. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer and its Affiliates. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement by Buyer will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer, (b) violate any Law the violation of which would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement, or (c) violate any Contract to which Buyer is a party, the violation of which would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. Schedule 5.2 lists, as of the date hereof, all material Approvals and Permits required to be obtained by Buyer to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.
Except for matters identified on Schedule 5.2 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Buyer will not require filing or registration with, or the issuance of any Approval or Permit by, any third party or Governmental Entity.

              5.3 Legal Proceedings. There is no Order or Action pending, or to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets that individually or when aggregated with one or more other Actions has or, if determined adversely to the interest of Buyer, might reasonably be expected to have, a material adverse effect on Buyer's ability to perform this Agreement.

              5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

              5.5 WARN Act. Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the Employees after the Closing that would require the service of notice by Seller under the Worker Adjustment and Retraining Act of 1988 (the "WARN" Act).

              5.6 Disclaimer of Certain Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT THE PURCHASE AND SALE OF THE PURCHASED ASSETS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES HEREUNDER SHALL BE WITHOUT REPRESENTATION OR WARRANTY BY SELLER, EXPRESS OR IMPLIED, AND BUYER SHALL UNCONDITIONALLY ACCEPT THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES "AS IS, WHERE IS" AND WITH ALL FAULTS, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE IV. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER OF ANY KIND WHATSOEVER, AND SELLER HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE, BY VIRTUE OF HAVING TRANSFERRED THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES PURSUANT TO THIS AGREEMENT OR OTHERWISE, AND SELLER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY EXCEPT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, DESIGN, VALUE, OPERATION, EXISTENCE, FREEDOM FROM ANY LATENT OR OTHER DEFECT (WHETHER OR NOT DISCOVERABLE), MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PART OR PORTION OF THE PURCHASED ASSETS, (B) THE CREDITWORTHINESS OF ANY LESSEE OR ANY OTHER PERSON WHO MAY BE OR MAY HAVE BEEN OBLIGATED UNDER ANY OF THE ASSUMED CONTRACTS OR THE COLLECTIBILITY OF ANY AMOUNT NOW OR HEREAFTER PAYABLE UNDER ANY ASSUMED CONTRACT, AND (C) EXCEPT WITH RESPECT TO ANY MATTER SPECIFICALLY COVERED BY SELLER'S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, ANY OTHER MATTER AS TO THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SIMILAR OR DISSIMILAR TO THE FOREGOING, IT BEING UNDERSTOOD THAT ALL SUCH DISCLAIMED RISKS, AS BETWEEN SELLER AND BUYER, ARE TO BE BORNE SOLELY BY BUYER.

              5.7 Investment Representation. Buyer is acquiring the Stock from Seller for Buyer's own account, for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

                                   ARTICLE VI
                               INTERIM COVENANTS

              6.1 Access. Seller shall permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel), subject to the rights of lessees, to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to its properties, books, records, operating instructions and procedures and all other information with respect to the Purchased Assets, the USFLI Assets and Assumed Liabilities as Buyer may from time to time request, and to make copies of such books, records and other documents as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Purchased Assets, the USFLI Assets and the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the Purchased Assets, the USFLI Assets and the Assumed Liabilities; provided, however, that under no circumstances shall Seller be required to provide to Buyer and its representatives access to, nor shall any of them have rights to make copies of, (i) Tax Returns filed by any of Seller's Affiliates, (ii) any information, documents or materials subject to confidentiality agreements with third parties or required to be kept confidential by Law, including employee personnel files, or (iii) any privileged attorney-client communications or attorney work-product (except with respect to litigation to be managed by Buyer pursuant to this Agreement, to the extent necessary for Buyer to prepare for such management and, to the extent possible, in a manner consistent with preserving any applicable privilege).

              6.2 Conduct of Business. Seller agrees that it shall not and agrees to cause USFLI not to, without the prior written consent of Buyer:

              (a) conduct the Business in any manner except in the ordinary and usual course and consistent with the management practices of Seller currently in effect, including, that each of Seller and USFLI shall continue its finance, credit, credit limit administration, collection, control of delinquencies and other policies and practices relating to the Fleet Services Contracts, the Vehicles, the Accounts Receivable and the conduct of the Business generally as presently in effect and shall make available to Buyer all information necessary to monitor compliance with such policies and practices;

              (b) terminate or fail to renew or preserve any material Permits relating to the Business;

              (c) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets, the USFLI Assets or the Assumed Liabilities except for sales or transfers of Vehicles pursuant to Seller's or USFLI's asset remarketing activities and dispositions of assets not material in amount (any and all proceeds received by Seller or USFLI from which shall be, consistent with the provisions of Section 1.2, Purchased Assets hereunder);

              (d) agree to or make any commitment to take any actions prohibited by this Section 6.2; or

              (e) amend the charter documents or by-laws of USFLI;

provided, however, that no such consent of Buyer shall be required to or in connection with any aspect of any transaction entered into by Seller or USFLI,
(w) which is within the approval authority granted to the President of Seller's Fleet Services Division pursuant to internal operating policies of Seller and Ford in effect on December 31, 1995, (x) to the extent that Seller or USFLI, on or prior to the date hereof, has committed to a customer to extend financing, advance funds, provide leased equipment or acquire motor vehicles or equipment on such customer's behalf (any commitments to acquire motor vehicles being listed on Schedule 1.2(a) hereto as of June 4, 1996, subject to changes in the ordinary course of business through the date hereof), (y) which is disclosed on
Schedule 6.2 or (z) to the extent that such transaction involves Excluded Assets or Excluded Liabilities; provided, further, that promptly following execution of this Agreement Buyer shall designate a representative to approve or reject transactions subject to Buyer's approval pursuant to this Section 6.2, and Buyer shall be deemed to have given its approval to any transaction if Buyer has not responded in writing within two Business Days following receipt of written notice via facsimile from Seller to Buyer's designated representative, accompanied by Seller's explanation of the reason for the proposed transaction.

              6.3 Permits and Approvals. Seller and Buyer shall cooperate and endeavor to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits identified on Schedules 4.5 and 5.2. Buyer and Seller shall each bear half of any out-of-pocket costs, expenses incurred or fees paid to Governmental Entities in order to obtain such Approvals and Permits. To the extent that the Approval of a third party with respect to any Assumed Contract is required in connection with the transactions contemplated by this Agreement but is not obtained prior to the Closing Date, Buyer and Seller shall cooperate in good faith to develop an alternative arrangement to ensure that Buyer obtains the benefits of each such Assumed Contract consistent with the economic results intended by this Agreement, provided that neither

Buyer nor Seller shall be required to incur any out-of-pocket expenses in connection with the same.

              6.4 Government Filings. Buyer and Seller shall make any and all filings required under any Law requiring filings with any Governmental Entity with respect to the transactions contemplated hereby. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Seller and Buyer will immediately supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions.

              6.5 Bulk Transfer Laws. Buyer and Seller waive compliance with any applicable bulk transfer Laws.

                                  ARTICLE VII
                        ADDITIONAL CONTINUING COVENANTS

              7.1  Seller's Post-Closing Access.   Buyer shall cooperate with
Seller to make available to Seller all financial, Tax and other information acquired by Buyer in this transaction and reasonably required by Seller in connection with (a) any audit or other investigation by any taxing authority or any required reports or submissions (including any consolidated financial or statutory reporting obligations of Seller or its Affiliates) to Governmental Entities with respect to the Purchased Assets, the USFLI Assets or the Assumed Liabilities relating to any period (or portion thereof) ending on or before the Closing Date, and (b) matters relating to insurance coverage of the Purchased Assets, the USFLI Assets or the Assumed Liabilities, third-party litigation, claims, proceedings and investigations. Buyer shall preserve the information under clause (a) above for at least ten years after the Closing Date, and will dispose thereof only after it shall have given Seller 90 days' prior written notice of such impending disposition and the opportunity (at Seller's expense) to remove and retain such information. Any information obtained pursuant to this Section 7.1 or pursuant to any other section hereof providing for the sharing of information shall be subject to Section 14.2.

              7.2  Insurance; Indemnity Obligations.

              (a) Seller and its Affiliates shall maintain in effect until 11:59 PM on the Closing Date all casualty and liability insurance policies and bonds listed on Schedule 4.7 (or comparable replacement policies) at Seller's expense. After the Closing Date, Buyer shall obtain those casualty and liability insurance policies and bonds, if any, as Buyer may deem appropriate at Buyer's expense.

              (b) Buyer and Seller shall cooperate to ensure that no certificates of insurance indicating coverage for Seller or its Affiliates (other than USFLI) with respect to the Purchased Assets,the USFLI Assets or the Assumed Liabilities shall be issued after the Closing Date. Buyer shall not cause any such certificates of insurance to be issued after the Closing Date. Buyer shall assist Seller as reasonably required in obtaining the return of any such certificates outstanding as of the Closing Date.

              (c) As of the Closing Date, Seller shall cause all of Seller's rights and obligations under those casualty and insurance liability policies, guaranties or other indemnity obligations of Seller listed on Schedule 7.2 relating to the Purchased Assets, the USFLI Assets or the Assumed Liabilities to be assigned to and assumed by Buyer.

              7.3  Employee Matters.

              (a) Not later than 5 days prior to the Closing Date, Seller shall prepare and deliver to Buyer an updated Schedule 1.2(c), identifying the Employees as of such date; provided, however, that any Employee not a new hire to replace an Employee being removed from updated Schedule 1.2(c) must be approved by the Buyer in writing prior to being added to Schedule 1.2(c). Except as provided otherwise in Schedule 1.2(c), as of the Closing Date, Buyer shall offer to each of the Employees continued employment in a position having at least the same base salary and comparable compensation plans to those applicable to such Employee as of May 1, 1996 (any Employees who accept employment with Buyer as of the Closing Date are "Transferred Employees"); provided, however, compliance with such requirement will not be construed to limit the ability of the Buyer to terminate any Transferred Employee at any time thereafter for any reason. As of the Closing Date, provided that Buyer has offered continued employment to the Employees as provided above (and except as otherwise specified in Schedule 1.2(c)), Seller shall terminate the employment of all of the Employees.

              (b) Except as provided in this Section 7.3, Seller shall pay, discharge and be responsible for (i) all salary, wages and claims arising out of or relating to the employment of the Employees before the Closing Date and
(ii) any employee benefits (including, but not limited to, accrued vacation, annual or long-term incentive program, 401(k) plan, retirement plan, non-qualified deferred compensation plan and group health coverage continuation pursuant to Code Section 4980B(f)) arising under the Employee Benefit Plans prior to the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages, claims and benefits arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date, including, without limitation, any continuation coverage required pursuant to Code Section 4980B as the result of any "qualifying event" (within the meaning of Code
Section 4980B(f)(3)) occurring with respect to any Transferred Employee (or any spouse or dependent of any Transferred Employee) on or after the Closing Date, other than continuation coverage elected by any such Employee, spouse or beneficiary under Seller's group health plan pursuant to Code Section 4980B.

              (c) For Transferred Employees covered under the Incentive Compensation Plans, Buyer shall assume and be responsible for all payments earned during calendar year 1996 after the Closing Date by such Transferred Employees and all amounts earned before the Closing Date but unpaid as of the Closing Date, under the terms of the Incentive Compensation Plans (the "1996 Incentive Compensation") (the accrued liabilities for which through the last day of the month preceding the Closing Date shall be reflected on the Closing Date Statement of Net Assets Sold). Buyer shall, to the extent any claim with respect to such 1996 Incentive Compensation is lodged against Seller or any of its Affiliates, with respect to Transferred Employees, indemnify, defend and hold harmless Seller and its present and former directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from the same, except for any such Loss attributable to the inaccuracy of Seller's books and records.

              (d) To the extent an Employee listed on Schedule 1.2(c) updated pursuant to clause (a) above becomes eligible for any benefits under the Severance Plans due to the failure of Buyer to offer a comparable position (as defined in the applicable Severance Plan), Buyer shall reimburse Seller for any and all severance payments and outplacement expenses related to such Employee, to the extent provided under the Severance Plans, as administered and determined by Seller in accordance with the Severance Plans. Buyer shall assume and be responsible for paying all severance payments and outplacement expenses related to any Transferred Employee who becomes eligible for any benefits under the Severance Plans within the 366-day period following the Closing Date. To the extent any claim under the Severance Plans during such period is lodged against Seller and its present and former directors, officers, employees, Affiliates, agents and assigns, with respect to Transferred Employees, Buyer shall indemnify, defend and hold harmless such Indemnified Parties from and against any and all Losses (including reasonable attorney's fees) directly or indirectly as a result of, or based upon or arising from the same. Further, Buyer agrees that, for the period of time (in weeks or months) that would be used to determine the amount of Severance Pay under Seller's Severance Plans as applicable to the Transferred Employees referred to above, the premium rate for continuation coverage in accordance with Code Section 4980B that is applicable to such Transferred Employee (and such Transferred Employee's beneficiaries) under Buyer's medical plan shall not exceed the premium rate that applies to active employees of Buyer as of the date of such Transferred Employee's termination of employment.

              (e) Buyer shall have the option to assume and discharge Seller's liability described on Schedule 1.2(c) to the Transferred Employees identified thereon under Seller's relocation policy. If such option is exercised, Buyer shall indemnify Seller against any and all Losses (including reasonable attorneys' fees) based upon or arising from the same. At Buyer's option, Seller shall transfer and assign to Buyer without recourse the notes and deeds of trust described in Schedule 1.2(c) made by certain Transferred Employees in connection with Seller's relocation program. In consideration thereof Buyer shall pay to Seller the outstanding principal balance of such notes together with accrued but unpaid interest and other charges due and payable thereunder. All costs and expenses of such assignment, including but not limited to escrow charges and title insurance, if any, shall be paid by Buyer. The options set forth in this paragraph (d) shall be exercised by Buyer and the transactions contemplated thereby completed within thirty days after the Closing Date.

              (f) Buyer agrees to amend Buyer's Defined Contribution Plan, effective no later than the last business day of the month next following the Closing Date, if and to the extent an amendment is necessary, to allow Buyer's Defined Contribution Plan to accept a trust-to-trust transfer from the Retirement Plan, and deliver to Seller no later than the Closing Date a copy of the most recent determination letter issued by the Internal Revenue Service with respect to Buyer's Defined Contribution Plan. As soon as practicable following the Closing Date, Buyer and Seller agree to transfer from the Retirement Plan to Buyer's Defined Contribution Plan the assets and liabilities of the Retirement Plan attributable to the Transferred Employees, including notes that represent the participant loans of Transferred
Employees.   Buyer shall take all reasonable action to ensure continued
qualification of Buyer's Defined Contribution Plan under Sections 401(a) and 401(k) of the Code.

              (g) Buyer shall cause all Transferred Employees as of the Closing to be eligible to participate in the "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Sections 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate; provided, however, such Transferred Employees and their beneficiaries and dependents, to the extent that such Transferred Employees and their beneficiaries and dependents are otherwise eligible for coverage in accordance with the terms of Buyer's plans, shall not be excluded from coverage on account of any pre-existing condition under any such plan that is a group health plan of Buyer subject to Part 6 of Title I of ERISA. Except as provided below, for purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Closing, Buyer shall ensure that service by such Transferred Employee with Seller or any Affiliate of Seller shall be deemed to have been service with the Buyer; provided, however, Buyer shall not be required (i) to treat service with Seller or any Affiliate of Seller as service with Buyer for purposes of benefit accrual under any defined benefit pension plan maintained by Buyer, or (ii) to grant past service credit for purposes of determining the applicable benefit schedule under Buyer's short-term disability plan. In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductible paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Seller; provided, however, that Seller as soon as practicable following the Closing Date provides the necessary information related to such Transferred Employees to accomplish such credit.

              (h) Notwithstanding any other provision of this Agreement, the Closing Date Statement of Net Assets Sold shall reflect an accrued liability as of the Closing Date for retiree medical benefits with respect to the Transferred Employees under Seller's applicable plans in the amount of $2,400,000. In consideration thereof, Buyer acknowledges that it maintains a plan that provides retiree medical benefits and agrees that it shall cause all Transferred Employees to be eligible to receive such retiree medical benefits on the same basis that employees of Buyer hired after January 1, 1994 are eligible to receive such benefits, treating all service with Seller or any Affiliate of Seller for this purpose as service with Buyer. Notwithstanding the above, Buyer will vest in its retiree medical plan those Employees listed on Schedule 7.3(h) who become Transferred Employees on the Closing Date and in addition Buyer will provide retiree medical benefits to Transferred Employees who attain age 60 with 10 years continuous service or age 55 with 15 years of continuous service, treating all continuous service with Seller or any Affiliate of Seller through the Closing Date for this purpose as service with Buyer.

              (i) Buyer shall give credit for and honor after the Closing Date all unused sick leave accrued by Transferred Employees as Employees of Seller as of the Closing Date, subject to Buyer's maximum sick leave allowances, if any, for similarly situated employees of Buyer.

              (j) This Agreement is not intended, nor shall it be construed, to create any express or implied third-party beneficiary rights in any person, including, but not limited to, present or former employees of Seller, the Employees, and any beneficiaries or dependents thereof.

              7.4  Noncompetition.

              (a) For a period of three years commencing on the Closing Date, Seller agrees not to (and agrees to cause its Affiliates not to) at any time, directly or indirectly, anywhere in the United States, so long as Buyer continues to engage in a like business:

              (i) own, manage, operate, control, or be connected in any manner with the ownership, management, operation, or control of any Person or entity that engages in the same or similar type of business as the Business or engages in a business competitive with the Business (a "Competitive Business");

              (ii) engage in any activity which is the same as, similar to or in competition with the Business; or

              (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer or prospective customer, supplier, lessee or employee of Buyer, including, without limitation, the customers and suppliers of the Business prior to the Closing Date.

              (b) For a period of two years commencing on the Closing Date, Seller agrees not to solicit employment for or of the Transferred Employees or induce any Transferred Employee to leave the employ of Buyer.

              (c) Notwithstanding anything in Section 7.4(a) to the contrary, nothing in this Agreement shall in any way restrict or limit the rights of Seller or its Affiliates (i) as an investor to hold and make investments not in excess of 10% of the outstanding securities of any corporation the securities of which are listed on a nationally recognized securities exchange or traded in a nationally recognized over-the- counter market, and (ii) to continue to carry on or enter into any business in which any of them is engaged as of the date hereof (other than the Business), whether or not any such business is a Competitive Business.

              (d) For a period of three years commencing on the Closing Date, Seller agrees not to (and agrees to cause its Affiliates and any Person purchasing the other businesses of Seller whether by way of assets or stock not
to) use the customer lists of the Business being delivered to Buyer at Closing in connection with any automobile or truck fleet leasing and/or management marketing activities.

              (e) The obligations contained in this Section 7.4 are of special and unique character which gives them a peculiar value. Buyer may not be reasonably or adequately compensated in damages in an action at law in the event that Seller breaches such obligations. Seller therefore expressly agrees that Buyer shall be entitled to preliminary and permanent injunctive and other equitable relief to prevent a breach of said obligations, in addition to any other rights and remedies that Buyer may have.

              7.5 Apportionment; Accounts Receivable. Except as otherwise provided herein, (a) Seller will be entitled to all income earned in or from and will be responsible for all obligations, liabilities or expenses arising out of the ownership or operation of the Purchased Assets with respect to events occurring prior to the Closing Date, and (b) Buyer will be entitled to all income earned in or from and will be responsible for all obligations, liabilities or expenses arising out of the ownership or operation of the Purchased Assets with respect to events occurring on and after the

Closing Date. If Seller receives any amounts in payment of obligations owed to Buyer including, but not limited to, payments in respect of the Accounts Receivable, Seller shall promptly deliver or pay them over to Buyer. If Buyer receives any amounts in payment of obligations owed to Seller, Buyer shall promptly deliver or pay them over to Seller.

              7.6 Use of Excluded Intangible Property. Buyer acknowledges and agrees that no rights to ownership or use whatsoever with respect to any intangible property of any kind, other than the Intangible Property, that is owned by Seller, Ford or any Affiliate of Ford, including, but not limited to, the names and marks "USL," "USL Capital," "U.S. Leasing," "Ford," "Ford Motor Company," the Ford "oval," and any derivatives thereof, shall be a Purchased Asset hereunder. Buyer agrees that, except to the extent that other agreements with Ford or any Affiliate of Ford permit it use of such intangible property, it shall, not later than sixty (60) days after the Closing Date, cease and desist from the use of any such excluded intangible property in connection with any advertising, marketing, or solicitation efforts; provided, however, that with respect to the use of materials printed prior to the Closing Date it shall cease and desist from all use of such excluded intangible property 180 days from the date hereof and provided, further, that the foregoing shall not be construed to require Buyer to reexecute or cause customers to reexecute Assumed Contracts. It is understood that after the Closing Date, Buyer may use the corporate and trade names "United States Fleet Leasing, Inc.," and "United States Fleet Leasing" and "U.S. Fleet Leasing," and Seller agrees not to (and agrees to cause its Affiliates and any Person purchasing other businesses of Seller whether by way of assets or stock not to ) use the names "United States Fleet Leasing, Inc.," "United States Fleet Leasing" or "U.S. Fleet Leasing" or any derivative thereof that includes the word "Fleet." Under no circumstances will any Affiliate of Ford other than Seller or its subsidiaries be required to cease using any such derivative which it now uses in connection with any of its businesses, including any Competitive Business.

              7.7 Liens on Vehicles. Buyer and Seller agree that to the extent that Seller is a record lienholder of any Vehicle, Seller shall remain such exclusively as agent for, and solely for the benefit of, Buyer, shall hold such lien in trust for Buyer and shall act solely at the instruction of Buyer with respect thereto until such Vehicle is transferred from USFLI to another Person. Following the Closing, Buyer and USFLI shall be free at any time to take any actions consistent with their positions as beneficial owners, free and clear of any lien of Seller, of the

Vehicles. Seller shall cooperate with Buyer in order to permit any other Person to become the registered owner, lienholder or the holder of any other equivalent interest in any Vehicle, provided that Seller shall not be required to incur any cost or expense in connection with the same. Pursuant to the provisions of Article XII, Buyer agrees to indemnify and hold harmless Seller and its present and former directors, officers, employees, Affiliates, agents and assigns from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from, Seller's status as a record lienholder of any or all of the Vehicles.

              7.8 Power of Attorney. Effective upon the Closing Date, Seller shall appoint Buyer its agent and attorney-in-fact for the limited purpose of executing financing statements, statements of assignment or termination, certificate of title documentation and other related instruments with respect to the lien of Seller on the Vehicles referred to in Section 7.7 above. Seller agrees to execute and deliver to Buyer at Closing a limited power of attorney for the above purposes in the form of Exhibit H.

              7.9 Executive, Management and Sales Car Lease Programs. Effective as of the Closing Date, Buyer and Seller shall enter into an agreement substantially in the form of Exhibit G providing for the provision of fleet services by Buyer to Seller on the terms and conditions set forth therein.

              7.10  Litigation Management.

              (a) Buyer agrees, from and after the Closing Date, to manage for Seller the litigation set forth on Schedule 4.19 (other than the employment litigation identified as Item 1 to Schedule 4.19), and any other litigation of a similar nature brought after the date hereof with respect to events or circumstances arising prior to the Closing Date (the "Managed Litigation"). Seller shall designate an individual to whom Buyer shall direct all communications with regard to the Managed Litigation, and who shall have the authority to direct Buyer in respect thereof. Buyer shall promptly inform Seller of any material developments with respect to the Managed Litigation, including (i) the settlement or resolution of any Action, and (ii) any event which makes it reasonably likely that Seller will incur any liability in connection with such Managed Litigation. Seller will instruct Buyer with regard to any decisions in connection with the Managed Litigation. Seller shall reimburse Buyer for out-of-pocket expenses incurred in connection with managing the Managed Litigation.

              (b) Buyer agrees, after the Closing Date upon any reasonable request by Seller, to make available to Seller Transferred Employees for assistance and testimony in any litigation of Seller involving the Business, the Purchased Assets or the Assumed Liabilities, other than Actions by Seller against Buyer. Seller shall reimburse Buyer, or the Transferred Employees, as applicable, for out-of-pocket expenses in connection with such assistance and testimony, but such assistance shall otherwise be provided without charge. Seller agrees, after the Closing Date upon any reasonable request by Buyer, to make available to Buyer any individuals in its employ for assistance and testimony in any litigation of Buyer involving the Business, the Purchased Assets or the Assumed Liabilities, other than Actions by Buyer against Seller. Buyer shall reimburse Seller, or the individual, as applicable, for out-of-pocket expenses in connection with such assistance and testimony, but such assistance shall otherwise be provided without charge.

              (c) Buyer agrees, promptly after the Closing Date, to replace and substitute a Transferred Employee (or other agent or representative of Buyer) for any employee of Seller not a Transferred Employee and who has been appointed agent for service of process of, or other notice upon, USFLI or Seller pursuant to applicable Law or any Assumed Contract.

              (d) The settlement limitations set forth in Section 12.3(c) below shall apply to the settlement of such litigation as if the Seller were an Indemnified Party.


                                  ARTICLE VIII
                         GENERAL CONDITIONS OF PURCHASE

              The obligations of the parties to effect the Closing shall be subject to the following conditions:

              8.1 No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

              8.2 Approvals. To the extent required by applicable Law, all material Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date.

              8.3 Deliveries. All items to be delivered at the Closing pursuant to Sections 3.2 and 3.3 shall be available for delivery in accordance therewith.


                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF BUYER

              The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

              9.1 Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its President to such effect.

              9.2 No Material Adverse Change. There shall not have been, occurred or arisen any change in or event affecting the Purchased Assets or the Assumed Liabilities that has had a material adverse effect on the value of the Purchased Assets and the Assumed Liabilities, taken as a whole, subsequent to the date hereof, except for changes affecting generally the leasing or financing industries as a whole, including, but not limited to, changes in or affecting interest rates, securities markets, accounting principles, practices or conventions, applicable Laws or comparable events.

              9.3 Consents and Approvals. All Approvals required to be obtained as a condition for Seller's or USFLI's assignment to Buyer of the Contract listed as Item 1 of Schedule 7.2 shall have been obtained (subject, however, to Buyer having provided any assurances reasonably requested by the counterparty to such Contract including, without limitation, assurances with respect to the underwriting and administrative policies, procedures and standards to be applied by Buyer from and after the Closing Date).

              9.4 Fairness Opinion. Buyer shall have received an opinion of Salomon Brothers Inc affirming the fairness of the transactions contemplated hereby, from a financial point of view.

                                   ARTICLE X
                      CONDITIONS TO OBLIGATIONS OF SELLER

              The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

              10.1 Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by its President to such effect.

                                   ARTICLE XI
                      TERMINATION OF OBLIGATIONS; SURVIVAL

              11.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on September 30, 1996 unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

              (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

              (b) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or IX.

              (c) Conditions to Seller's Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or X.

              (d) Material Breach. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that the breaching party shall have 10 Business Days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach.

              (e) Guaranty. By Seller if Associates Corporation of North America, a Delaware corporation, has not delivered to Seller a guaranty in the form of Exhibit J on or before June 25, 1996, and by Buyer if either Ford or Ford Motor Credit Company has not delivered to Buyer a guaranty in the form of Exhibit I on or before June 25, 1996.

              (f) Fairness Opinion. By Seller if Buyer has not received the fairness opinion described at Section 9.4 within two days after the date hereof.

              11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 14.2, 15.11 and 15.15 shall survive any such termination, and that a termination under Section 11.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

              11.3 Survival of Representations and Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement and in any other document delivered in connection herewith (other than covenants or agreements the performance of which is specified to occur on or prior to the Closing or the Closing Date, which shall not survive the Closing) shall survive the Closing and shall expire 18 months after the Closing Date, except in the case of representations and warranties set forth in (i) Sections 4.3(a), 4.5, 4.6, 4.7, 4.8, 4.9 and 4.16, which shall expire 24 months after the Closing Date, (ii) Section 4.3(b) which shall expire 30 months after the Closing Date, and (iii) Sections 4.1, 4.2, 4.4, 4.11, 4.12, 4.18, 4.19, 5.1
and 5.2, which shall survive indefinitely; provided, further, that if a claim or notice is given under Article XII with respect to any representation, warranty or covenant prior to the applicable expiration date, such representation, warranty or covenant shall continue





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
indefinitely with respect to such claim until such claim is finally resolved.

                                  ARTICLE XII
                                INDEMNIFICATION

              12.1  Obligations of Seller.  Subject to the provisions of
Section 12.4, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer and its present and former directors, officers, employees, Affiliates (including USFLI), agents and assigns from and against any and all Losses suffered or incurred by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from:

              (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement (which for the purpose of determining Losses for indemnification purposes shall exclude all materiality qualifications contained therein other than materiality qualifications contained in Sections 4.6, 4.9 and 4.15(b));

              (b) the Excluded Assets;

              (c) the Excluded Liabilities (even if such Liability is set forth on the Disclosure Schedule or otherwise excepted from the representations and warranties in Article IV, or the survival period for a representation and warranty or covenant relating to the same subject matter has expired pursuant to Section 11.3);

              (d) non-compliance with any applicable bulk transfer Laws in connection with or as a result of the transfer of the Purchased Assets and the Assumed Liabilities pursuant to this Agreement; and

              (e) any breach of Law under ERISA or the Code in connection with, or any breach or failure to perform the terms of, any employee benefit plan or arrangement maintained, sponsored, contributed to or administered by Seller or its ERISA Affiliates (other than a breach or failure by Buyer or its ERISA Affiliates).

              12.2 Obligations of Buyer. Subject to the provisions of Section 12.4, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller and its present and former directors, officers, employees, Affiliates, agents and assigns from and against any Losses suffered or incurred by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from:

              (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement (which, other than with respect to Section 4.15(b) and Section 9.2, for the purpose of determining Losses for indemnification purposes, shall exclude all materiality qualifications contained herein);

              (b) the Assumed Liabilities; and

              (c) the matters described in Sections 7.3(d) and 7.7.

              12.3  Procedure.

              (a) Notice. Any party seeking indemnification of any Loss or potential Loss arising from a claim asserted by a third party shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third- party claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party. The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party incurs an out-of-pocket expense or otherwise has been materially prejudiced as a direct result of such delay.

              (b) Defense. The Indemnifying Party shall be entitled to assume the defense and control of any Indemnifiable Claim. If the Indemnifying Party assumes the defense of any Indemnifiable Claim, it shall retain experienced counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume such defense, the Indemnified Party may compromise or settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.

              (c) Settlement Limitations.  Notwithstanding anything in this
Section 12.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

              12.4  Mitigation; Limitations on Indemnification.

              (a) The Indemnified Party shall take all reasonable steps to mitigate all Losses, including, but not limited to, availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at Law (it being understood that any out- of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party. Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance, less (i) any Tax benefits realized or realizable by the Indemnified Party based on the present value thereof by reason of such Losses and (ii) the dollar amount of any insurance proceeds receivable by the Indemnified Party with respect to such Losses.

              (b) Except for the breach of any ERISA, Environmental Laws or Seller's or USFLI's title to the Purchased Assets, Seller shall not be required to indemnify any other Person under Section 12.1(a) (other than for breach of Sections 4.1, 4.2, 4.4, 4.9 (to the extent it relates to Hazardous Substances), 4.11, 4.12, 4.18, or 4.19, 7.3 or 7.5) unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $5 million, and, in such event, Seller shall be responsible only for the amount in excess of such $5 million. Buyer shall not be required to indemnify any other Person under
Section 12.2(a) (other than for breach of Sections 5.1, 5.2, 7.3 or 7.5) unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $5 million, and in such event, Buyer shall be responsible only for the amount in excess of such $5 million. Seller's indemnity obligations under Section 12.1(a) (other than for breach of Sections 4.1, 4.2, 4.4, 4.9 (to the extent it relates to Hazardous Substances), 4.11, 4.12, 4.18, or 4.19, 7.3 or 7.5) shall be limited, in the aggregate, to $110 million. Buyer's indemnity obligations under Section 12.2(a) (other than for breach of Sections 5.1, 5.2, 7.3 or 7.5) shall be limited, in the aggregate, to $110 million.

              12.5  Remedies Exclusive.  The remedies provided for in this
Article XII shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement or in connection with the transactions contemplated hereby, except for claims arising out of any breach of Section
14.2. In no event shall a breach of a representation and warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud, even in the event that it is shown that any party or its Affiliates or any of their respective directors, employees, officers, representatives, advisors, or agents knew or should have known of the existence of information which was inconsistent with any of the representations and warranties made herein. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 12.5. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to any breach or alleged breach of this Agreement, except to the extent that such punitive or consequential damages are awarded to a third party with respect to a matter which is an Indemnifiable Claim; provided, however, that the foregoing shall not prevent Buyer from seeking damages for lost profits in the event of a breach of Section 7.4 (noncompetition).

                                  ARTICLE XIII
                                  TAX MATTERS

              13.1  Allocation of Tax Liabilities; Indemnification.

              (a) Subject to the provisions of Section 13.2, Seller shall be liable for and shall hold Buyer harmless against any liability for Taxes of (i) USFLI for any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that ends at the close of the Closing Date, (ii) USFLI that are attributable to any other corporation and that are imposed on USFLI as a result of membership of USFLI in a consolidated, combined or unitary group of Seller prior to the Closing Date and (iii) any Tax of Seller not otherwise provided for in Section 13.8.

              (b) Buyer shall be liable for and shall hold Seller harmless against any liability for Taxes of USFLI for any taxable year or other taxable period that begins after the close of the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that begins after the close of the Closing Date.

              (c) Whenever it is necessary for purposes of this Section 13.1 to determine the liability for Taxes of USFLI for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that USFLI had a taxable year which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

              (d) Buyer shall promptly (and in any event within 15 business days) notify Seller in writing upon receipt by Buyer, any of its Affiliates or USFLI of notice of any pending or threatened audits or assessments relating to Taxes for which Seller would be required to indemnify Buyer pursuant to Section 13.1(a); provided, however, that no failure or delay in giving such notice shall relieve Seller of its obligation unless Seller is prejudiced thereby. Seller shall have the sole right to represent USFLI's interest in any audit or administrative or court proceeding relating to any Tax that the Seller is required to indemnify pursuant to Section 13.1(a), and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or USFLI for any period after the Closing Date without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has agreed to indemnify Buyer against the effects of any such settlement. If Seller elects not to assume the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 13.1(a), Seller shall not be entitled to participate in such defense. Neither Buyer nor USFLI may agree to settle any claim for Taxes which may be the subject of indemnification by Seller under Section 13.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

              13.2 Tax Covenants. Buyer covenants that it will not cause or permit USFLI or any Affiliate of Buyer (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of Seller or any of its Affiliates, or
(ii) to make any election or deemed election under Section 338 of the Code.

              13.3 Refunds. Any refunds (including interest thereon) of Taxes paid or indemnified by Seller pursuant to Section 13.1(a) shall be for the account of Seller. Any refunds (including interest thereon) of Taxes paid or indemnified by Buyer pursuant to Section 13.1(b) shall be for the account of Buyer. Buyer agrees to assign and promptly remit (and to cause USFLI to assign and promptly remit) to Seller all refunds (including interest thereon) of Taxes which Seller is entitled to hereunder and which are received by Buyer or USFLI or any other Affiliate of Buyer. Seller agrees to assign and promptly remit to Buyer all refunds (including interest thereon) of Taxes which Buyer is entitled to hereunder and which are received by Seller or any of its Affiliates.

              13.4  Returns and Reports.

              (a) Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to USFLI for taxable years or periods ending on or before the Closing Date and shall pay any Taxes shown as due on such Tax returns. Unless otherwise required, Tax Returns with respect to Taxes for taxable years ending on the Closing Date shall be prepared on a basis consistent with past practices and Treasury Regulations Section 1.1502-76(b)(1); provided, however, that if the Closing Date falls in the middle of a month, Seller and Buyer may agree to allocate the tax items ratable to such month consistent with Treasury Regulations Section 1.1502-76(b)(2)(iii). Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to USFLI for taxable years or periods ending after the Closing Date and shall pay any Taxes shown as due on such Tax Returns. Buyer shall cause USFLI to consent to join, for all taxable periods of USFLI ending on or before the Closing Date for which USFLI is eligible to do so, in any consolidated, combined or unitary Tax Returns relating to Tax which Seller shall request it to join.

              (b) With respect to any Tax Return with respect to Taxes that covers a period beginning before and ending after the Closing Date, a copy of such Tax Return shall be provided to Seller within 45 days prior to the due date (including extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent it relates to the portion of the period ending on the Closing Date. Seller shall promptly pay to Buyer the amount of Taxes attributable to such period (as determined pursuant to Section 13.1(c) above) at the time such Tax Return is filed.

              (c) With respect to any taxable year of USFLI ending after December 31, 1995 and on or prior to the Closing Date, Buyer shall promptly cause USFLI to prepare and provide to Seller such information as Seller reasonably requests and as is necessary for preparation of tax returns for such period.

              13.5 Disputes. If Buyer and Seller cannot agree on any calculation required to be made under Sections 13.1(c), 13.3, 13.4 or 13.5(b), Buyer and Seller shall jointly select a national accounting firm acceptable to both Buyer and Seller (or, if they cannot agree on such selection, they shall select a national (big-six) accounting firm by lot after eliminating the Auditors and Buyer's independent public accountants) and shall direct the firm so selected to make such calculation as promptly as practicable, but in any event not later than 30 days after such direction, and to deliver a written notice to each of Buyer and Seller setting forth the results of such calculation. The results of such calculation as made by such firm shall be final and binding, and the fees and expenses of such firm shall be paid 50% by Buyer and 50% by Seller.

              13.6 Price Adjustment. Buyer and Seller agree that any payment made under this Article XIII will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

              13.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XIII shall survive through the expiration of the applicable statute of limitations as the same may be extended.

              13.8  Transfer, Use and Property Taxes.

              (a) Buyer and Seller shall share equally the cost of payment of all real and personal property transfer Taxes, if any, and all sales, use and other similar Taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement.

              (b) Except, in the case of Taxes with respect to the Purchased Assets or the USFLI Assets that are stated below to be payable by Seller, to the extent that any Tax is treated as a liability on the Closing Date Statement of Net Assets Sold or is reimbursable by a customer pursuant to a Fleet Services Contract, or, in the case of Taxes with respect to the Purchased Assets that are stated below to be payable by Buyer, to the extent that any prepaid Taxes are treated as an asset on the Closing Date Statement of Net Assets Sold:

               (i) all sales and use Taxes applicable to the Purchased Assets or the USFLI Assets arising prior to the Closing Date shall be payable by Seller and all such Taxes arising thereafter shall be payable by Buyer; and

              (ii) all property Taxes applicable to the Purchased Assets or the USFLI Assets arising in connection with their ownership, use, operation or maintenance prior to the Closing Date, prorated to the Closing Date (provided Buyer's maximum liability for such prorated taxes shall not exceed $20,000), shall be payable by Seller, and all such Taxes arising in connection with their ownership, use, operation or maintenance on and after the Closing Date shall be payable by Buyer.

                                  ARTICLE XIV
                           PUBLICITY/CONFIDENTIALITY

              14.1 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the identity of Buyer or the Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange.

              14.2 Confidentiality. All information disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party or its representatives shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes obtainable from other sources other than by breach of Law or any Contract, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by Law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this
Section 14.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed. Seller represents and warrants that (A) it shall keep confidential all information about the Business and USFLI except to the extent such information is subject to the exceptions set forth in (iii) and (iv) above, and (B) an Affiliate has entered into confidentiality agreements with each of the other bidders for the Business to whom Seller provided confidential or proprietary information with respect to the Business.

                                   ARTICLE XV
                                    GENERAL

              15.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

              15.2 Exhibits and Schedules; Integration. Each exhibit and schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such exhibits and schedules need not be attached to each copy of this Agreement. This Agreement, together with such exhibits and schedules, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

              15.3 Best Efforts. Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

              15.4 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non- contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

              15.5 Assignment. Except as set forth in this Section 15.5, neither this Agreement nor any rights or obligations under it are assignable.

              (a) Buyer may assign its rights hereunder to any subsidiary of Associates First Capital Corporation, a Delaware corporation, so long as (i) Buyer shall remain liable for the performance of all obligations hereunder,
(ii) the assignee shall execute and deliver a written acknowledgement reasonably satisfactory to Seller, to the effect that the assignee is bound and shall abide by the terms hereof, and pursuant to which the assignee makes substantially the representations and warranties set forth at Article V.

              (b) On or prior to the Closing, Seller may transfer all or a portion of the Purchased Assets and the Assumed Liabilities (the "Assigned Assets and Liabilities") to Ford Motor Credit Company or another Affiliate of Ford (the "Assignee"), so long as (i) Seller shall remain liable for the performance of all obligations hereunder, (ii) the Person providing a guaranty of Seller's obligations hereunder shall have provided Buyer written confirmation that its guaranty is not impaired or adversely affected by such assignment, and (iii) the Assignee executes and delivers a written acknowledgement, in form and substance reasonably satisfactory to Buyer, to the effect that, upon the instruction of Seller on the Closing Date, the Assignee shall transfer the Assigned Assets and Liabilities to Buyer. Seller covenants and agrees to cause the Assignee to execute and deliver to Buyer on the Closing Date a Bill of Sale and Assignment in the form of Exhibit B and an Assumption Agreement in the form of Exhibit F, and Buyer agrees to execute and deliver to the Assignee an Assumption Agreement in form of Exhibit F, in each case with respect to the Assigned Assets and Liabilities, as applicable. Seller further covenants and agrees to cause the Assignee to execute and deliver to Buyer such other instruments of transfer necessary to transfer to and vest in Buyer all of the Assignee's right, title and interest in, to and under the Assigned Assets and Liabilities.

              15.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

              15.7 Counterparts. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

              15.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

              15.9 Performance by Subsidiaries. Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

              15.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

              If to Buyer, addressed to:

              Associates Commercial Corporation
              300 East Carpenter Freeway
              Irving, TX  75062-2726
              Telecopy: 214/541-3173
              Attn: John D. Kines


              With a copy to:

              Associates Commercial Corporation
              300 East Carpenter Freeway
              Irving, TX  75062-2726
              Telecopy: 214/541-3389
              Attn:  Francis C. Suarino


              If to Seller, addressed to:

              USL Capital Corporation
              733 Front Street
              San Francisco, California  94111
              Telecopy: 415-986-0584
              Attn: General Counsel

              With copies to:

              Ford Motor Company
              The American Road, Room 1187
              Dearborn, Michigan  48121
              Telecopy: 313-337-9591
              Attn: Secretary

              and:

              O'Melveny & Myers
              Citicorp Center
              153 East 53rd Street
              New York, New York  10022-4611
              Telecopy: 212-326-2061
              Attn: C. Douglas Kranwinkle, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number specified in (or pursuant to) this Section
15.10 and an appropriate answer back is received, (ii) if given by mail or courier or any other means, when actually delivered.

              15.11 Expenses. Except as otherwise provided in Section 6.3, Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its advisers.

              15.12 Attorneys' Fees. In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

              15.13 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

              15.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

              15.15  Dispute Resolution; Agreement to Arbitrate.

              (a) The parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, non-performance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith, promptly by negotiations between representatives of the parties. If any such dispute, controversy or claim should arise, duly authorized representatives of Buyer and Seller will meet at least once and will attempt to resolve the matter. Either representative may request the other to meet again within 14 days thereafter, at a mutually agreed time and place. If the matter has not been resolved within 30 days after the first meeting of the representatives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the controversy or claim in accordance





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
with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

              (b) If the matter has not been resolved pursuant to the foregoing procedures within 60 days after the first meeting (which period may be extended by mutual agreement), the matter shall be settled, at the request of either party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. Section Section 1-16) and in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by one arbitrator mutually selected by the parties. If the parties are unable to agree on the selection of an arbitrator, they shall select an arbitrator through the procedures established by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be empowered to act as amiable compositeur or authorized to award punitive damages with respect to any such claim, dispute or controversy. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the State of California shall apply to any such arbitration proceedings. The place of any such arbitration shall be San Francisco, California. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

              (c) Notwithstanding the provisions of this Section 15.15, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claim, dispute or controversy arising out of this Agreement.

              15.16 Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

              IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its duly authorized representative as of the date first above written.


                                       ASSOCIATES COMMERCIAL CORPORATION



                                       By:    /s/ J.D. Kines
                                              -------------------------------
                                       Name:  J.D. Kines
                                       Title: Executive Vice President



                                       USL CAPITAL CORPORATION



                                       By:       /s/ J.G. Duff
                                                -----------------------------
                                       Name:    J.G. Duff
                                       Title:   Chairman and Chief Executive
                                                Officer

                             EXHIBITS AND SCHEDULES

Registrant has not submitted the exhibits and schedules listed in the Table of Contents. The Registrant agrees to furnish a copy of any omitted exhibit or schedule to the Commission upon the Commission's request.